Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-1

CEA Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered	Proposed maximum offering price per security(4)	Proposed maximum aggregate offering price(4)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.00001(1)(2)	457(c)	6,572,808	$5.00	$32,864,040.00	.0000927	$3,046.50
Fees to be Paid	Equity	Common Stock, par value $0.00001 (3)(2)	457(c)	290,557	$5.1625	$1,500,000.51	.0000927	$139.05

		Total offering amounts				$34,364,040.51		$3,185.55
		Total fees previously paid						$0.00
		Total fee offsets						$0.00
		Net fee due						$3,185.55

(1)	Consists of up to 6,572,808 shares of common stock, that may be issued upon the exercise of up to 6,572,808 outstanding Public Warrants that were issued to the warrant holders in connection with the public offering of shares of common stock and warrants by the Company on February 10, 2022.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Consists of up to 290,557 shares of common stock, that may be issued upon the exercise of up to 290,557 outstanding Underwriter Warrants that were issued to the warrant holders in connection with the public offering of shares of common stock and warrants by the Company on February 10, 2022.
(4)	Pursuant to Rule 457(c) under the Securities Act the registration fee is based on the exercise price of the Public Warrants.